Exhibit 99

Snap-on Announces First Quarter 2019 Results

Q1 2019 reported diluted EPS of $3.16, up 12.1% from Q1 2018;
Q1 2019 adjusted diluted EPS of $3.01,
excluding $0.15 benefit from a legal settlement,
up 7.9% from Q1 2018 adjusted diluted EPS

KENOSHA, Wis.--(BUSINESS WIRE)--April 18, 2019--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2019.

  Net sales of $921.7 million in the quarter decreased $13.8 million, or 1.5%, from 2018 levels; reflecting a $12.3 million, or 1.4%, organic sales increase, more than offset by $26.1 million of unfavorable foreign currency translation.
  Operating earnings before financial services in the quarter of $187.4 million, or 20.3% of sales, included an $11.6 million benefit from the settlement of a patent-related litigation matter that was being appealed (the “legal settlement”) and $5.7 million of unfavorable foreign currency effects, compared to $177.7 million, or 19.0% of sales, last year. Excluding the legal settlement, operating earnings before financial services, as adjusted, in the first quarter of 2019 were $175.8 million, or 19.1% of sales.
  Financial services revenue in the quarter of $85.6 million increased $2.6 million from 2018 levels; financial services operating earnings of $62.1 million increased $5.2 million from $56.9 million last year.
  Consolidated operating earnings in the quarter of $249.5 million, or 24.8% of revenues (net sales plus financial services revenue), compared to $234.6 million, or 23.0% of revenues, last year. Excluding the legal settlement, consolidated operating earnings, as adjusted, in the first quarter of 2019 were $237.9 million, or 23.6% of revenues.
  Other income (expense) – net in the quarter of $1.5 million of income compares to $2.8 million of income in 2018, which included a net gain of $5.5 million related to the issuance and extinguishment of debt (the “net debt items”).
  The first quarter 2019 effective income tax rate of 24.3% was increased by 10 basis points from the legal settlement. The first quarter 2018 effective income tax rate of 26.2% was increased by 120 basis points as a result of a $2.6 million charge related to the implementation of U.S. tax legislation (the “tax charge”). Excluding the tax charge in 2018, the effective tax rate, as adjusted, was 25.0%.
  Reported net earnings in the first quarter of 2019 of $177.9 million, or $3.16 per diluted share, compared to $163.0 million, or $2.82 per diluted share, a year ago. Excluding the legal settlement in 2019, and the net debt items and tax charge in 2018, net earnings, as adjusted, were $169.2 million, or $3.01 per diluted share, in 2019, and $161.5 million, or $2.79 per diluted share, last year.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding the legal settlement, net debt items and tax charge.

At the beginning of fiscal 2019, Snap-on adopted ASU No. 2016-02, Leases (Topic 842). The adoption did not have a significant impact on the company’s consolidated financial statements. The adoption resulted in the recognition of right-of-use assets and lease liabilities for operating leases in the Condensed Consolidated Balance Sheets of $60.5 million, while accounting for finance leases and lessor accounting remained substantially unchanged. The adoption did not have any impact on the Condensed Consolidated Statement of Earnings.

“We are encouraged by our first quarter 2019 results, which included a continuing recovery in our U.S. franchise network, with a mid single-digit sales gain in that operation,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Our advancements in the quarter, despite uncertainty in several geographies, demonstrated progress along our runways for growth and reflects the strength of Snap-on’s value proposition of making work easier for serious professionals in both critical industries and vehicle repair. At the same time, year-over-year growth in earnings per diluted share reflects the ongoing effectiveness of our Snap-on Value Creation Processes and the opportunities available in our end markets. Finally, our progress would not have been possible without the dedication and capability of our franchisees and associates, and I thank them for their commitment and their contributions.”

Segment Results

Commercial & Industrial Group segment sales of $322.5 million in the quarter decreased $9.1 million, or 2.7%, from 2018 levels, reflecting a $4.7 million, or 1.5%, organic sales gain, more than offset by $13.8 million of unfavorable foreign currency translation. The organic sales increase includes higher sales in the segment’s specialty tools business, as well as increases with customers in critical industries, partially offset by lower sales in the segment’s Asia Pacific operations.

Operating earnings of $46.5 million in the period, including $1.1 million of unfavorable foreign currency effects, were unchanged from 2018 levels, while the operating margin (operating earnings as a percentage of segment sales) of 14.4% compared to 14.0% a year ago.

Snap-on Tools Group segment sales of $410.2 million in the quarter increased $5.5 million, or 1.4%, from 2018 levels, reflecting an $11.7 million, or 2.9%, organic sales increase, partially offset by $6.2 million of unfavorable foreign currency translation. The organic sales increase includes higher sales in the U.S. franchise operations, partially offset by a decrease in the segment’s international operations.

Operating earnings of $67.2 million in the period, including $3.1 million of unfavorable foreign currency effects, decreased $1.7 million from 2018 levels, and the operating margin of 16.4% compared to 17.0% last year.

Repair Systems & Information Group segment sales of $327.9 million in the quarter decreased $9.1 million, or 2.7%, from 2018 levels, reflecting a $1.5 million, or 0.5%, organic sales decline and $7.6 million of unfavorable foreign currency translation. The organic sales decrease reflects lower sales of undercar equipment, partially offset by higher sales to OEM dealerships.

Operating earnings of $83.6 million in the period, including $1.5 million of unfavorable foreign currency effects, decreased $2.2 million from 2018 levels, while the operating margin of 25.5% was unchanged from a year ago.

Financial Services operating earnings of $62.1 million on revenue of $85.6 million in the quarter compared to operating earnings of $56.9 million on revenue of $83.0 million a year ago. Originations of $252.5 million in the first quarter increased $5.2 million, or 2.1%, from 2018 levels.

Corporate expenses of $9.9 million in the quarter, including the $11.6 million benefit from the legal settlement, compared to $23.5 million last year.

Outlook

Snap-on expects to make continued progress in 2019 along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, Snap-on expects that capital expenditures in 2019 will be in a range of $90 million to $100 million, of which $20.2 million was incurred in the first quarter.

Snap-on currently anticipates that its full year 2019 effective income tax rate will be comparable to its full year 2018 effective tax rate of 24.0%.

Conference Call and Webcast on April 18, 2019, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, April 18, 2019, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitating comparisons of our sales performance with prior periods.

For the first quarter of 2019, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of an $11.6 million benefit ($8.7 million after tax) from the legal settlement.

For the first quarter of 2018, the company is including net earnings and diluted earnings per share, both as adjusted to exclude a net gain of $5.5 million ($4.1 million after tax) associated with a treasury lock settlement gain of $13.3 million related to the issuance of debt, partially offset by a $7.8 million expense related to the early extinguishment of debt. For the first quarter of 2018, the company is also including net earnings, diluted earnings per share and its effective tax rate, all as adjusted, to exclude the impact of $2.6 million of charges related to the implementation of tax legislation.

Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2019 operating performance. For a reconciliation of the adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018

Net sales	$921.7	$935.5
Cost of goods sold	(450.1)	(463.9)
Gross profit	471.6	471.6
Operating expenses	(284.2)	(293.9)
Operating earnings before financial services	187.4	177.7

Financial services revenue	85.6	83.0
Financial services expenses	(23.5)	(26.1)
Operating earnings from financial services	62.1	56.9

Operating earnings	249.5	234.6
Interest expense	(12.5)	(13.6)
Other income (expense) – net	1.5	2.8
Earnings before income taxes and equity earnings	238.5	223.8
Income tax expense	(56.9)	(57.6)
Earnings before equity earnings	181.6	166.2
Equity earnings, net of tax	0.5	0.6
Net earnings	182.1	166.8
Net earnings attributable to noncontrolling interests	(4.2)	(3.8)
Net earnings attributable to Snap-on Inc.	$177.9	$163.0

Net earnings per share attributable to Snap-on Inc.:
Basic	$3.21	$2.87
Diluted	3.16	2.82

Weighted-average shares outstanding:
Basic	55.5	56.7
Effect of dilutive securities	0.8	1.1
Diluted	56.3	57.8

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018

Net sales:
Commercial & Industrial Group	$322.5	$331.6
Snap-on Tools Group	410.2	404.7
Repair Systems & Information Group	327.9	337.0
Segment net sales	1,060.6	1,073.3
Intersegment eliminations	(138.9)	(137.8)
Total net sales	$921.7	$935.5
Financial Services revenue	85.6	83.0
Total revenues	$1,007.3	$1,018.5

Operating earnings:
Commercial & Industrial Group	$46.5	$46.5
Snap-on Tools Group	67.2	68.9
Repair Systems & Information Group	83.6	85.8
Financial Services	62.1	56.9
Segment operating earnings	259.4	258.1
Corporate	(9.9)	(23.5)
Operating earnings	$249.5	$234.6
Interest expense	(12.5)	(13.6)
Other income (expense) – net	1.5	2.8
Earnings before income taxes
and equity earnings	$238.5	$223.8

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	March 30,	December 29,
	2019	2018

Assets
Cash and cash equivalents	$156.4	$140.9
Trade and other accounts receivable – net	675.3	692.6
Finance receivables – net	525.9	518.5
Contract receivables – net	92.9	98.3
Inventories – net	707.0	673.8
Prepaid expenses and other assets	107.8	92.8
Total current assets	2,265.3	2,216.9

Property and equipment – net	497.0	495.1
Operating lease right-of-use asset	55.4	-
Deferred income tax assets	71.3	64.7
Long-term finance receivables – net	1,077.1	1,074.4
Long-term contract receivables – net	345.1	344.9
Goodwill	900.9	902.2
Other intangibles – net	230.5	232.9
Other assets	48.3	42.0
Total assets	$5,490.9	$5,373.1

Liabilities and Equity
Notes payable	$142.5	$186.3
Accounts payable	200.4	201.1
Accrued benefits	53.8	52.0
Accrued compensation	61.8	71.5
Franchisee deposits	68.5	67.5
Other accrued liabilities	409.0	373.6
Total current liabilities	936.0	952.0

Long-term debt	946.7	946.0
Deferred income tax liabilities	55.1	41.4
Retiree health care benefits	31.2	31.8
Pension liabilities	156.5	171.3
Operating lease liabilities	36.6	-
Other long-term liabilities	111.0	112.0
Total liabilities	2,273.1	2,254.5

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	361.3	359.4
Retained earnings	4,428.4	4,257.6
Accumulated other comprehensive loss	(496.4)	(462.2)
Treasury stock at cost	(1,163.1)	(1,123.4)
Total shareholders' equity attributable to Snap-on Inc.	3,197.6	3,098.8
Noncontrolling interests	20.2	19.8
Total equity	3,217.8	3,118.6
Total liabilities and equity	$5,490.9	$5,373.1

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Operating activities:
Net earnings	$182.1	$166.8
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	17.2	17.4
Amortization of other intangibles	5.4	6.6
Provision for losses on finance receivables	12.5	15.8
Provision for losses on non-finance receivables	5.0	2.0
Stock-based compensation expense	7.3	6.7
Deferred income tax provision	5.4	0.4
Loss (gain) on sales of assets	0.3	(0.1)
Loss on early extinguishment of debt	-	7.8
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease in trade and other accounts receivable	14.8	1.6
Decrease in contract receivables	6.1	2.2
Increase in inventories	(33.2)	(10.2)
Increase in prepaid and other assets	(19.7)	-
Increase in accounts payable	1.8	9.5
Increase (decrease) in accruals and other liabilities	(3.7)	5.4
Net cash provided by operating activities	201.3	231.9

Investing activities:
Additions to finance receivables	(210.5)	(205.6)
Collections of finance receivables	191.9	189.1
Capital expenditures	(20.2)	(18.0)
Acquisitions of businesses, net of cash acquired	(1.3)	(3.0)
Disposals of property and equipment	0.2	0.4
Other	1.2	-
Net cash used by investing activities	(38.7)	(37.1)

Financing activities:
Proceeds from issuance of long-term debt	-	395.4
Repayments of long-term debt	-	(457.8)
Repayments of notes payable	-	(16.8)
Net decrease in other short-term borrowings	(43.8)	(21.1)
Cash dividends paid	(52.8)	(46.5)
Purchases of treasury stock	(47.4)	(43.5)
Proceeds from stock purchase and option plans	4.8	11.5
Other	(8.4)	(11.7)
Net cash used by financing activities	(147.6)	(190.5)

Effect of exchange rate changes on cash and cash equivalents	0.5	1.2
Increase in cash and cash equivalents	15.5	5.5

Cash and cash equivalents at beginning of year	140.9	92.0
Cash and cash equivalents at end of period	$156.4	$97.5

Supplemental cash flow disclosures:
Cash paid for interest	$(21.6)	$(26.3)
Net cash paid for income taxes	(18.4)	(11.4)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018

Net sales	$921.7	$935.5	$-	$-
Cost of goods sold	(450.1)	(463.9)	-	-
Gross profit	471.6	471.6	-	-
Operating expenses	(284.2)	(293.9)	-	-
Operating earnings before financial services	187.4	177.7	-	-

Financial services revenue	-	-	85.6	83.0
Financial services expenses	-	-	(23.5)	(26.1)
Operating earnings from financial services	-	-	62.1	56.9

Operating earnings	187.4	177.7	62.1	56.9
Interest expense	(12.5)	(13.5)	-	(0.1)
Intersegment interest income (expense) – net	17.7	18.9	(17.7)	(18.9)
Other income (expense) – net	1.5	2.8	-	-
Earnings before income taxes and equity earnings	194.1	185.9	44.4	37.9
Income tax expense	(45.4)	(47.8)	(11.5)	(9.8)
Earnings before equity earnings	148.7	138.1	32.9	28.1
Financial services – net earnings
attributable to Snap-on	32.9	28.1	-	-
Equity earnings, net of tax	0.5	0.6	-	-
Net earnings	182.1	166.8	32.9	28.1
Net earnings attributable to noncontrolling interests	(4.2)	(3.8)	-	-
Net earnings attributable to Snap-on	$177.9	$163.0	$32.9	$28.1

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	March 30,	December 29,	March 30,	December 29,
	2019	2018	2019	2018

Assets
Cash and cash equivalents	$156.2	$140.5	$0.2	$0.4
Intersegment receivables	15.0	15.1	-	-
Trade and other accounts receivable – net	674.5	692.1	0.8	0.5
Finance receivables – net	-	-	525.9	518.5
Contract receivables – net	6.8	6.6	86.1	91.7
Inventories – net	707.0	673.8	-	-
Prepaid expenses and other assets	107.6	100.2	8.2	0.5
Total current assets	1,667.1	1,628.3	621.2	611.6

Property and equipment – net	495.3	493.5	1.7	1.6
Operating lease right-of-use asset	53.6	-	1.8	-
Investment in Financial Services	330.8	329.5	-	-
Deferred income tax assets	53.0	45.8	18.3	18.9
Intersegment long-term notes receivable	707.0	701.3	-	-
Long-term finance receivables – net	-	-	1,077.1	1,074.4
Long-term contract receivables – net	12.4	11.9	332.7	333.0
Goodwill	900.9	902.2	-	-
Other intangibles – net	230.5	232.9	-	-
Other assets	58.3	51.9	0.1	0.1
Total assets	$4,508.9	$4,397.3	$2,052.9	$2,039.6

Liabilities and Equity
Notes payable	$142.5	$186.3	$-	$-
Accounts payable	199.4	199.6	1.0	1.5
Intersegment payables	-	-	15.0	15.1
Accrued benefits	53.8	52.0	-	-
Accrued compensation	60.4	66.8	1.4	4.7
Franchisee deposits	68.5	67.5	-	-
Other accrued liabilities	383.2	355.4	33.8	26.1
Total current liabilities	907.8	927.6	51.2	47.4

Long-term debt and intersegment long-term debt	-	-	1,653.7	1,647.3
Deferred income tax liabilities	55.1	41.4	-	-
Retiree health care benefits	31.2	31.8	-	-
Pension liabilities	156.5	171.3	-	-
Operating lease liabilities	34.9	-	1.7	-
Other long-term liabilities	105.6	106.6	15.5	15.4
Total liabilities	1,291.1	1,278.7	1,722.1	1,710.1

Total shareholders' equity attributable to Snap-on	3,197.6	3,098.8	330.8	329.5
Noncontrolling interests	20.2	19.8	-	-
Total equity	3,217.8	3,118.6	330.8	329.5
Total liabilities and equity	$4,508.9	$4,397.3	$2,052.9	$2,039.6

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018
AS REPORTED

Benefit related to the settlement of a litigation
matter ("legal settlement")
Pre-tax legal settlement	$11.6	$-
Income tax expense	(2.9)	-
Legal settlement, after tax	$8.7	$-

Weighted-average shares outstanding - diluted	56.3	57.8

Diluted EPS - legal settlement	$0.15	$-

Debt-related items ("net debt items")
Gain on settlement of treasury lock (A)
Gain on settlement of treasury lock	$-	$13.3
Income tax expense	-	(3.3)
Gain on settlement of treasury lock, after tax	$-	$10.0

Weighted-average shares outstanding - diluted	56.3	57.8

Diluted EPS - gain on settlement of treasury lock	$-	$0.17

Loss on early extinguishment of debt (B)
Loss on early extinguishment of debt	$-	$(7.8)
Income tax benefit	-	1.9
Loss on early extinguishment of debt, after tax	$-	$(5.9)

Weighted-average shares outstanding - diluted	56.3	57.8

Diluted EPS - loss on early extinguishment of debt	$-	$(0.10)

Net debt items (A + B)
Net debt items	$-	$5.5
Income tax expense	-	(1.4)
Net debt items, after tax	$-	$4.1

Weighted-average shares outstanding - diluted	56.3	57.8

Diluted EPS - net debt items	$-	$0.07

Charge related to implementation of tax
legislation ("tax charge")
Tax charge	$-	$(2.6)

Weighted-average shares outstanding - diluted	56.3	57.8

Diluted EPS - tax charge	$-	$(0.04)

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in millions, except per share data)
(unaudited)

		Three Months Ended
		March 30,	March 31,
		2019	2018
ADJUSTED INFORMATION - NON-GAAP

1)	Operating earnings before financial services
	As reported	$187.4	$177.7
	Legal settlement	(11.6)	-
	As adjusted	$175.8	$177.7

	Operating earnings before financial services
	as a percentage of sales
	As reported	20.3%	19.0%
	As adjusted	19.1%	19.0%

2)	Operating earnings
	As reported	$249.5	$234.6
	Legal settlement	(11.6)	-
	As adjusted	$237.9	$234.6

	Operating earnings as a percentage of revenue
	As reported	24.8%	23.0%
	As adjusted	23.6%	23.0%

3)	Net earnings attributable to Snap-on Incorporated
	As reported	$177.9	$163.0
	Legal settlement, after tax	(8.7)	-
	Net debt items, after tax	-	(4.1)
	Tax charge	-	2.6
	As adjusted	$169.2	$161.5

4)	Diluted EPS
	As reported	$3.16	$2.82
	Legal settlement, after tax	(0.15)	-
	Net debt items, after tax	-	(0.07)
	Tax charge	-	0.04
	As adjusted	$3.01	$2.79

5)	Effective tax rate
	As reported	24.3%	26.2%
	Legal settlement	(0.1)%	-
	Tax charge	-	(1.2)%
	As adjusted	24.2%	25.0%

CONTACT:
Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793